Exhibit 2.5
               AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Plan") is made this 5th day of March, 1996, among iMALL, INC., a Nevada corporation ("iMall"); INTER-ACTIVE MARKETING GROUP, INC., a Utah corporation, any and all of its subsidiaries (hereinafter collectively referred to as "IMG") and its shareholders (hereinafter "Shareholders").

     iMall wishes to acquire all the issued and outstanding stock of IMG for and in exchange for stock of iMall, in a stock for stock transaction intending to qualify as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The parties intend for this Plan to represent the terms and conditions of such tax-free reorganization, which Plan the parties hereby adopt.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, IT IS AGREED:

                            Section 1

                        Terms of Exchange

     1.1 Number of Shares. Upon the execution hereof, the Shareholders of IMG agree to assign, transfer, and deliver to iMall, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description, all of their shares of IMG stock, and iMall agrees to acquire such shares on the date thereof, or as soon as practicable thereafter, by issuing and delivering in exchange therefore solely common shares of iMall's stock, par value $0.001, in the aggregate of 150,000 shares, subject to the provisions of this Plan, which shall represent, as a result thereof, approximately one percent (1%) of the then issued and outstanding shares of iMall. Subsequent to the date hereof, the Shareholders shall, upon the surrender of the IMG certificates representing their respective beneficial and record ownership of all of the issued and outstanding shares of IMG to iMall, as soon as practicable hereafter, and further provided an exemption from the registration provisions of Section 5 of the Securities Act of 1933 is available for the issuance thereof, the Shareholders shall be entitled to receive a certificate(s) evidencing shares of the exchanged iMall stock as provided for herein. Upon the consummation of the transaction contemplated herein, iMall shall be the beneficial and record owner of all of the issued and outstanding stock of IMG.

     1.2 Additional Shares. In addition to the shares of iMall which shall be delivered to the Shareholders in accordance with Section 1.1 herein, the Shareholders will be entitled to receive certain additional shares of iMall ("Additional iMall Shares") based upon profits earned by IMG during the fiscal years ended February 28, 1997, 1998 and 1999, in accordance with the terms and conditions set forth in this Section 1.2. Any Additional iMall Shares which become payable to the Shareholders pursuant to this Section 1.2 shall be distributed to each Shareholder in an amount corresponding to the percentage set forth opposite their respective names in Exhibit "A" hereto.

     (a) Additional iMall Share Amounts. For the fiscal year ended February 28, 1997, the Shareholders shall receive 50,000 Additional iMall Shares if IMG's net revenues exceed $250,000. For the fiscal year ended February 28, 1998, the Shareholders shall receive 50,000 Additional iMall Shares if IMG's net revenues exceed $750,000. For the fiscal year ended February 28, 1999, the Shareholders shall receive 50,000 Additional iMall Shares if IMG's net revenues exceed $1,250,000. Net revenues shall be determined using Generally Accepted Accounting Principals and the amount of net revenues of IMG for purposes of this Section 1.2 may be stipulated to by officers of both iMall and IMG, or by an independent certified public accountant. If IMG's net revenues are less than $750,000 or $1,250,000 for the respective fiscal years ending February 28, 1998 and February 28, 1999, the Shareholders shall be entitled to receive a percentage of the 50,000 Additional iMall's Shares for that particular fiscal year equal to the percentage of actual revenue achieved by IMG for the respective fiscal year in relation to $750,000 or $1,250,000 as the case may be.

     (b) Escrow and Payout. 150,000 shares of iMall common stock, representing the maximum number of Additional iMall Shares which could be transferred to the Shareholders pursuant to this Section 1.2 shall be placed in escrow on the date hereof with Daniel W. Jackson, Esq. (the "Escrow Agent") The Escrow Agent shall transfer any Additional iMall Shares to the Shareholders only after receiving written authorization from officers of both IMG and iMall authorizing a release of Additional iMall Shares. Any Additional iMall Shares to which the Shareholders may be entitled as a result of 1996 net revenues will not be transferred to the Shareholders prior to March 1, 1997. However, in both fiscal 1997 and fiscal 1998, any time IMG achieves the net revenue requirements for the respective fiscal year, Additional iMall Shares may be transferred to the Shareholders whenever the Escrow Agent receives proper authorization to so transfer. Any Additional iMall Shares for which the Escrow Agent has not received transfer instructions as of March 31, 1999, shall be transferred back to iMall.

     (c) Assignability. Neither iMall nor IMG or any Shareholder may assign any of its rights to any of the Additional iMall Shares while any Additional iMall Shares remain in escrow pursuant to Section 1.2(b).

     (d) Changes in iMall Capital Structure. In the event there is any change in the iMall common stock by reason of a stock dividend issued with respect to iMall common stock, or a recapitalization, reclassification, stock split, or combination of shares with respect to such iMall common stock, or if the outstanding iMall common stock should, by reason of a merger, consolidation, acquisition of stock or property, reorganization, or liquidation, be exchanged for other shares of iMall or of another corporation which is a party to such transaction, any Additional iMall Shares to be issued and delivered to the Shareholders pursuant to this Section 1.2 shall be the shares into or for which the Additional iMall Shares to be issued and delivered under this agreement would have been changed or exchanged had such Shares already been issued and delivered to the Shareholders and become outstanding at the time of such event.

     1.3 Anti-Dilution. For all relevant purposes of this Plan, the number of iMall shares to be issued and delivered pursuant to this Plan, including any Additional iMall Shares, shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in iMall common stock, which may occur between the date of the execution of this Plan and the date of the delivery of such shares.

     1.4 Delivery of Certificates. The Shareholders shall transfer to iMall at the closing provided for in Section 2 (the "Closing") the shares of common stock of IMG listed opposite their respective names on Exhibit A hereto (the "IMG shares") in exchange for shares of the common stock of iMall as outlined above in Section 1.1 hereof (the "iMall Stock"). All of such shares of iMall common stock shall be issued at the closing to the Shareholders, in the numbers shown opposite their respective names in Exhibit "A." The transfer of IMG shares by the Shareholders shall be effected by the delivery to iMall at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures guaranteed by a national bank and with all necessary transfer taxes and other revenue stamps affixed and acquired at the Shareholders' expense.

     1.5 Further Assurances. Subsequent to the execution hereof, and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as iMall may request in order to more effectively sell, transfer and assign clear title and ownership in the IMG shares to iMall.

     1.6 Management Contracts. Subsequent to the execution hereof, management contracts shall be entered into between iMall and the officers of IMG which contracts shall conform to the understandings of the parties set forth in the letter of intent executed by the parties.

                            Section 2

                             Closing

     2.1 Closing. The Closing contemplated by Section 1.3 shall be held at the law offices of Daniel W. Jackson, Esq. on April 5, 1996 or at such other time or place as may be mutually agreed upon in writing by the parties. The Closing may also be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives. In any event, the closing of the transactions contemplated by this Plan shall be effected as soon as practicable after all of the conditions contained herein have been satisfied.

     2.2 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged, and delivered) any agreements, resolutions, rulings, or other instruments required by this Plan to be so delivered at or prior to Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transaction contemplated hereby.

                            Section 3

        Representations, Warranties and Covenants of iMall

     iMall represents and warrants to, and covenants with, the Shareholders and IMG as follows:

     3.1 Corporate Status. iMall is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. iMall has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted, and there is no jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. Included in the iMall schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of iMall's Articles of Incorporation or Bylaws. iMall has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

     3.2 Capitalization. The authorized capital stock of iMall as of the date hereof consists of 40,000,000 common shares, par value $0.001. The common shares of iMall issued and outstanding are fully paid, non-assessable shares. There are no outstanding options, warrants, or calls or any understanding, agreements, commitments, contracts or promises with respect to the issuance of iMall's common stock or with regard to any options, warrants or other contractual rights to acquire any of iMall's authorized but unissued common shares.

     3.3  Financial Statements.

          (a) iMall hereby warrants and covenants to IMG that the audited financial statements for its year ended December 31, 1995, December 31, 1994 and 1993, fairly and accurately represent the financial condition of IMall and that the same will be prepared along with the period ended as of the date of Closing, for consolidation by an independent public accountant, which shall be prepared in accordance with generally accepted accounting principles consistently applied, on or before the expiration of forty-five days from the date of Closing.

          (b) iMall hereby warrants and represents that the audited financial statements for the periods set forth in subparagraph (a), supra, fairly and accurately represent the financial condition of iMall as submitted heretofore to IMG for examination and review.

     3.4 Subsidiaries. iMall has three subsidiaries: Cabot, Richards & Reed, Inc., a Utah Corporation ("CR&R"), Madison York, Inc., a Utah Corporation ("Madison"), and R&R Advertising, Inc., a California Corporation ("R&R").

     3.5 Conduct of Business. iMall, Inc. owns and operates a "shopping mall" on the Internet. Through the Company's subsidiaries, Madison, CR&R and R&R, the company provides consulting services to businesses interested in marketing their products or services on the Internet.

     3.6 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of iMall, threatened by or against or effecting iMall at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; iMall does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     3.7 Books and Records. From the date hereof, and for any reasonable period subsequent thereto, iMall and its present management will (i) give to the Shareholders and IMG, or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that the Shareholders and IMG, or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of iMall as the Shareholders and IMG, or their duly authorized representatives, may reasonably request. Any such request to inspect iMall's books shall be directed to iMall' counsel, Daniel W. Jackson, at the address set forth herein under
Section 10.4 Notices.

     3.8 Confidentiality. Until the Closing (and thereafter if there is no Closing), iMall and its representatives will keep confidential any information which they obtain from the Shareholders or from IMG concerning its properties, assets and the proposed business operations of IMG. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on May 1, 1996 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, iMall will return to IMG all written matter with regard to IMG obtained in connection with the negotiations or consummation of this Plan.

     3.9 Conflict with Other Instruments. The transactions contemplated by this Plan will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or there material agreements or instrument to which iMall was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of iMall.

     3.10 Corporate Authority. iMall has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and will deliver to the Shareholders and IMG, or their respective representatives, at the Closing, a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance thereunder.

     3.11 Consent of Shareholders. iMall hereby warrants and represents that the Shareholders of iMall, being the owners of a majority of the issued and outstanding stock of the Corporation consented in writing to the authorization to execute an Agreement and Plan of Reorganization as between iMall and IMG pursuant to a stock-for-stock transaction in which iMall would acquire all of the issued and outstanding shares of IMG in exchange for the issuance of up to a total of 300,000 common shares of iMall.

     3.12 Special Covenants and Representations Regarding the Exchanged iMall Stock. The consummation of this Plan and the transactions herein contemplated include the issuance of the exchanged iMall shares to the Shareholders, which constitutes an offer and sale of securities under the Securities Act of 1933, as amended, and applicable states' securities laws. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus requirements of such statutes which depend interlace on the circumstances under which the Shareholders acquire such securities. In connection with the reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, Shareholders shall cause to be delivered to iMall a Letter(s) of Investment Intent in the form attached hereto as Exhibit B and incorporated herein by reference.

     3.13 Undisclosed or Contingent Liabilities. iMall hereby represents and warrants that it has no undisclosed or contingent liabilities which have not been disclosed to IMG.

     3.14 Information. The information concerning iMall set forth in this Plan, and the iMall schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement or a material fact or omit to state a material fact the omission of which would be misleading to IMG in connection with this Plan.

     3.15 Title and Related Matters. iMall has good and marketable title to all of its properties, interests in properties, and assets, real and personal, which are reflected, or will be reflected, in the iMall balance sheets, free and clear of any and all liens and encumbrances.

     3.16 Contracts or Agreements. iMall is not bound by any material contracts, agreements or obligations which it has not already disclosed to IMG.

     3.17 Governmental Authorizations. iMall has all licenses, franchises, permits and other government authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. iMall has obtained a listing in Moody's OTC Industrial Manual which is recognized manual, recognized by the various states as an exemption from registration provisions of any such state for the purposes of interstate trading of iMall stock. Except for compliance with federal and state securities laws, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by iMall of this Plan and the consummation by IMG of the transactions contemplated hereby.

     3.18 Compliance with Laws and Regulations. iMall has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely effect the business, operations, properties, assets, or condition of iMall or except to the extent that noncompliance would not result in the occurrence of any material liability, not otherwise disclosed to IMG.

     3.19 Approval of Plan. The Board of Directors of iMall has authorized the execution and delivery of this Plan by iMall and have approved the Plan and the transactions contemplated hereby. iMall has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

     3.20 Investment Intent. iMall is acquiring the IMG shares to be transferred to it under this Plan for investment and no with a view to the sale or distribution thereof, and iMall has no commitment or present intention to liquidate IMG or to sell or otherwise dispose of the IMG shares.

     3.21 Unregistered Shares and Access to Information. iMall understands that the offer and sale of the IMG shares have not been registered with or reviewed by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal, state securities law administrator has reviewed or approved any disclosure or other material concerning IMG or the IMG shares. iMall has been provided with and reviewed all information concerning IMG, the IMG shares as it has considered necessary or appropriate as a prudent and knowledgeable investor to enable it to make an informed investment decision concerning the IMG shares. iMall has made an investigation as to the merits and risks of its acquisition of the IMG Shares and has had the opportunity to ask questions of, and has received satisfactory answers from, the officers and directors of IMG concerning IMG, the IMG shares and related matters, and has had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the IMG shares.

     3.22 iMall Schedules. iMall has delivered to IMG the following items listed below, hereafter referred to as the "iMall Schedules", which is hereby incorporated by reference and made a part hereof. A certification executed by a duly authorized officer of iMall on or about the date within the Plan is executed to certify that the iMall Schedules are true and correct.

          (a)  Copy of Articles of Incorporation, as amended, and Bylaws;

          (b)  iMall Prospectus;

          (c)  Financial statements;

          (d)  Shareholder list;

          (e)  Resolution of Directors approving Plan;

          (f) Officer's Certificate as required under Section 6.2 of the Plan;

          (g)  Opinion of counsel as required under Section 6.4 of the Plan;

          (h)  Certificate of Good Standing;

          (i)  Consent of Shareholders approving Plan;

          (j)  Copy of listing in Moody's Over-the-Counter Industrial Manual.

                            Section 4
         Representations, Warranties and Covenants of IMG

     IMG represents and warrants to, and covenants with, the Shareholders and iMall as follows:

     4.1 Corporate Status. IMG is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah incorporated on September 13, 1995. IMG has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted, and there is no jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. Included in the IMG schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of IMG's Articles of Incorporation or Bylaws. IMG has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

     4.2 Capitalization. The authorized capital stock of IMG as of the date hereof consists of 50,000,000 common shares, par value $0.001. As of the date hereof all common shares of IMG issued and outstanding are fully paid, non-assessable shares. There are no outstanding options, warrants, or calls or any understanding, agreements, commitments, contracts or promises with respect to the issuance of IMG's common stock or with regard to any options, warrants or other contractual rights to acquire any of IMG's authorized but unissued common shares.
     4.3  Subsidiaries.  IMG has no subsidiaries.

     4.4 Conduct of Business. IMG will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of iMall, enter into any material commitments except in the ordinary course of business.

     IMG agrees that IMG will conduct itself in the following manner pending the Closing:

          (a) Certificate of Incorporation and Bylaws. No change will be made in the Certificate of Incorporation or Bylaws of IMG.

          (b) Capitalization, etc. IMG will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

     4.5 Options, Warrants and Rights. Although IMG intends to enact and put into effect various management and employee benefit plans in the near future, as of the date hereof, IMG has no options, warrants or stock appreciation rights related to the authorized but unissued IMG common stock. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued IMG common stock, except options, warrants, calls, or commitments, if any, to which IMG is not a party and by which it is not bound.

     4.6 Title to Property. IMG has good and marketable title to all of its properties and assets, real and personal, proprietary or otherwise, as will be reflected in the balance sheets of IMG, and the properties and assets of IMG are subject to no mortgage, pledge, lien or encumbrance, unless as otherwise disclosed in its financial statements.

     4.7 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of IMG, threatened by or against or effecting IMG at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; IMG does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     4.8 Books and Records. From the date hereof, and for any reasonable period subsequent thereto, IMG and its present management will (i) give to the Shareholders and IMG, or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that the Shareholders and IMG, or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of IMG as the Shareholders and IMG, or their duly authorized representatives, may reasonably request.
Any such request to inspect IMG's books shall be directed to IMG's representative, at the address set forth herein under Section 10.4 Notices.

     4.9 Confidentiality. Until the Closing (and thereafter if there is no Closing), IMG and its representatives will keep confidential any information which they obtain from the Shareholders or from IMG concerning its properties, assets and the proposed business operations of IMG. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on May 1, 1996 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, IMG will return to iMall all written matter with regard to iMall obtained in connection with the negotiations or consummation of this Plan.

     4.10 Investment Intent. The Shareholders represent and covenant that they are acquiring the unregistered and restricted common shares of iMall to be delivered to them under this Plan for investment purposes and not with a view to the subsequent sale or distribution thereof, and as agreed, supra, the Shareholders, their successors and assigns agree to execute and deliver to iMall on the date of Closing or no later than the date on which the restricted shares are issued and delivered to the Shareholders, their assigns, or designees, an Investment Letter similar in form to that attached hereto as Exhibit B.

     4.11 Unregistered Shares and Access to Information. IMG and the Shareholders understand that the offer and sale of iMall post-split shares to be exchanged for the IMG shares have not been registered with or reviewed by the securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal or state securities law administrator has reviewed or approved any disclosure or other material facts concerning iMall or iMall post-split stock. IMG and the Shareholders have been provided with and reviewed all information concerning iMall and iMall post-split shares, to be exchanged for the IMG shares as they have considered necessary or appropriate as prudent and knowledgeable investors to enable them to make informed investment decisions concerning the iMall post-split shares, to be exchanged for the IMG shares. IMG and the Shareholders have made an investigation as to the merits and risks of their acquisition of the iMall post-split shares, to be exchanged for the IMG shares and have had the opportunity to ask questions of, and have received satisfactory answers from, the officers and directors of iMall concerning iMall post-split shares to be exchanged for the IMG shares and related matters, and have had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the iMall post-split shares to be exchanged for the IMG shares.

     4.12 Title to Shares. The Shareholders are the beneficial and record owners, free and clear of any liens and encumbrances, of whatever kind or nature, of all of the shares of IMG of whatever class or series, which the Shareholders have contracted to exchange.

     4.13  Contracts.

          (a) Set forth in the IMG Schedules are copies or descriptions of all material contracts which written or oral, all agreements, franchises, licenses, or other commitments to which IMG is a party or by which IMG or its properties are bound.

          (b) Except as may be set forth in the IMG Schedules, IMG is not a party to any contract, agreement, corporate restriction, or subject to any judgment, order, writ, injunction, decree, or award, which materially and adversely effect the business, operations, properties, assets, or conditions of IMG.

          (c) Except as set forth in the IMG Schedules, IMG is not a party to any material oral or written (i) contract for employment of any officer which is not terminable on 30 days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance, or any other retirement plan of arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended, or otherwise covered; (iii) agreement providing for the sale, assignment or transfer of any of its rights, assets or properties, whether tangible or intangible, except sales of its property in the ordinary course of business with a value of less than $2,000; or (iv) waiver of any right of any value which in the aggregate is extraordinary or material concerning the assets or properties scheduled by IMG, except for adequate value and pursuant to contract. IMG has not entered into any material transaction which is not listed in the IMG Schedules or reflected in the IMG financial statements.

     4.14 Material Contract Defaults. IMG is not in default in any material respect under the terms of any contract, agreement, lease or other commitment which is material to the business, operations, properties or assets, or condition of IMG, and there is no event of default or event which, with notice of lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which IMG has not taken adequate steps to prevent such default from occurring, or otherwise compromised, reached a satisfaction of, or provided for extensions of time in which to perform under any one or more contract obligations, among others.

     4.15 Conflict with Other Instruments. The consummation of the within transactions will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or material agreement or instrument to which IMG was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of IMG.

     4.16 Governmental Authorizations. IMG has all licenses, franchises, permits and other government authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities laws, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by IMG of this Plan and the consummation by IMG of the transactions contemplated hereby.

     4.17 Compliance with Laws and Regulations. IMG has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely effect the business, operations, properties, assets, or condition of IMG or except to the extent that noncompliance would not result in the occurrence of any material liability, not otherwise disclosed to iMall.

     4.18 Approval of Plan. The Board of Directors of IMG have authorized the execution and delivery of this Plan by IMG and have approved the Plan and the transactions contemplated hereby. IMG has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

     4.19 Information. The information concerning IMG set forth in this Plan, and the IMG Schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement or a material fact or omit to state a material fact the omission of which would be misleading to iMall in connection with this Plan.

     4.20 IMG Schedules. IMG has delivered to iMall the following items listed below, hereafter referred to as the "IMG Schedules", which is hereby incorporated by reference and made a part hereof. A certification executed by a duly authorized officer of IMG on or about the date within the Plan is executed to certify that the IMG Schedules are true and correct.

          (a)      Copy of Articles of Incorporation and Bylaws;

          (b)     Resolution of Board of Directors approving Plan;

          (c)     Consent of Shareholders approving Plan;

          (d) Schedule of every debt, mortgage, security interest, pledge, lien, encumbrance, or claim, of any nature whatsoever, in excess of $1,000;

          (e) A list of all employees, including current compensation, with notation as to job description and whether or not such employee is subject to written contract, and if subject to a contract or employment agreement, a copy of the same;

          (f) A schedule showing the name and location of each bank or other institution with which IMG has an account and the names of the authorized persons to draw thereon or having access thereto;

          (g) A schedule setting forth the shareholders, together with the number of shares owned beneficially or of record by each (also attached as Exhibit A);

          (h) Officer's Certificate as required by Section 7.2 of the Plan;

          (i)     Certificate of Good Standing.

                            Section 5

                        Special Covenants

     5.1 IMG Information Incorporated in iMall's Reports. IMG represents and warrants to iMall that all the information furnished under this Plan shall be true and correct in all material respects and that there is no omission of any material fact required to make the information stated not misleading. IMG agrees to indemnify and hold iMall harmless, including each of its Directors and Officers, a and each person, if any, who controls such party, under any applicable law from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable law, or reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement, alleged untrue statement, or omission of a material fact contained in such information delivered hereunder.

     5.2 Special Covenants and Representations Regarding the Exchanged iMall Stock. The consummation of this Plan and the transactions herein contemplated, including the issuance of the iMall shares in exchange for all of the issued and outstanding shares of IMG to the Shareholders constitutes the offer and sale of securities under the Securities Act and the applicable state statutes, which depend, inter alia, on the circumstances under which the Shareholders acquire such securities. iMall intends to rely on the exemption of the registration provision of Section 5 of the Securities Act as provided for under Section 4.2 of the Securities Act of 1933, which states "transactions not involving a public offering", among others. Each Shareholder upon submission of his IMG shares and the receipt of the iMall post-split shares exchanged therefor, shall execute and deliver to iMall a letter of investment invent to indicate, among other representations, that the Shareholder is exchanging the IMG shares for iMall post-split shares for investment purposes and not with a view to the subsequent distribution thereof. A proposed Investment Letter is attached hereto as Exhibit B and incorporated herein by reference for the general use by the Shareholders, as they may determine.

     5.3 Action Prior to Closing. Upon the execution hereof until the Closing date, and the completion of the consolidated audited financials,

          (a) IMG and iMall will (i) perform all of its obligations under material contracts, leases, insurance policies and/or documents relating to its assets and business; (ii) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with existing potential customers and clients; and (iii) fully comply with and perform in all material respects all duties and obligations imposed on it by all federal and state laws and all rules, regulations, and orders imposed by all federal or state governmental authorities.

          (b) Neither IMG nor iMall will (i) make any change in its Articles of Incorporation or Bylaws except and unless as contemplated pursuant to
Section 3 of this Plan; (ii) enter into or amend any contract, agreement, or other instrument of the types described in the parties' schedules, except that a party may enter into or amend any contract or other instrument in the ordinary course of business involving the sale of goods or services, provided that such contract does not involve obligations in excess of $10,000.

                            Section 6

              Conditions Precedent to Obligations of
                     IMG and the Shareholders

     All obligations of IMG and the Shareholders under this Plan are subject to the satisfaction, on or before the Closing date, except as otherwise provided for herein, or waived or extended in writing by the parties hereto, of the following conditions:

     6.1 Accuracy of Representations. The representations and warranties made by iMall in this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) with the same force and effect as if such representations and warranties were made at and as of the Closing date; and, iMall shall have performed and complied with by iMall prior to the Closing, unless waived or extended in writing by the parties hereto. IMG shall have been furnished with a certificate, signed by a duly authorized executive officer of iMall and dated the Closing date, to the foregoing effect.

     6.2 Officers' Certificate. IMG and the Shareholders shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of iMall, to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of iMall, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of iMall.

     6.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the final condition, business or operations of iMall, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of iMall, except as otherwise disclosed to IMG.

     6.4 Opinion of Counsel of iMall. iMall shall furnish to IMG and the Shareholders an opinion dated as of the Closing date and in form and substance satisfactory to IMG and the Shareholders to the effect that:

          (a) iMall is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and with all requisite corporate power to perform its obligations under this Plan.

          (b) The business of iMall, as presently conducted, including, upon the consummation hereof, the ownership of all of the issued and outstanding shares of IMG, does not require it to register it to do business as a foreign corporation on any jurisdiction other than under the jurisdiction of its Articles of Incorporation or Bylaws and iMall has complied to the best of its knowledge in all material respects with all the laws, regulations, licensing requirements and orders applicable to its business activities and has filed with the proper authorities, including the Department of Commerce, Division of Corporations, and Secretary of State for the State of Nevada, all statements and reports required to be filed.

          (c) The authorized and outstanding capital stock of iMall as set forth in Section 3.2 above, and all issued and outstanding shares have been duly and validly authorized and issued and are fully paid and non-assessable.

          (d) There are no material claims, suits or other legal proceedings pending or threatened against iMall of any court or before or by any governmental body which might materially effect the business of iMall or the financial condition of iMall as a whole and no such claims, suits or legal proceedings are contemplated by governmental authorities against iMall.

          (e) iMall's initial public offering file declared effective by the Utah Securities Commission on May 7, 1985, and was offered and sold in accordance with and in compliance with the rules and regulations of the Securities Act of 1933, as amended. Subsequent to the termination of iMall's public offering, no stop orders suspending the effectiveness of the distribution is or was in effect, and no proceedings since the termination thereof for that purpose are pending before or threatened by any state or federal agency or authority.

          (f) To the best knowledge of such counsel, the consummation of the transactions contemplated by this Plan will not violate or contravene the provisions of the Certificate of Incorporation or Bylaws of iMall, or any contract, agreement, indenture, mortgage, or order by which iMall is bound.

          (g) This Plan constitutes a legal, valid and binding obligation of iMall enforceable in accordance with its terms, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, or similar law effecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or law).

          (h) The execution and delivery of this Plan and the consummation of the transactions contemplated hereby have been ratified by a majority of the Shareholders of iMall and have been duly authorized by its Board of Directors.

     6.5 Good Standing. IMG shall have received a Certificate of Good Standing from the State of Nevada, dated within sixty (60) days prior to Closing, but in no event later than ten days subsequent to the execution hereof certifying that iMall is in good standing as a corporation in the State of Nevada..

     6.6 Other Items. IMG and the Shareholders shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as IMG and the Shareholders may reasonably request.


                            Section 7

           Conditions Precedent to Obligations of iMall

     All obligations of iMall under this Plan are subject, at its option, to the fulfillment, before the Closing, of each of the following conditions:

     7.1 Accuracy of Representations. The representations and warranties made by IMG and the Shareholders under this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) with the same force and effect as if such representations and warranties were made at and as of the Closing date; and, iMall shall have performed and complied with by IMG prior to the Closing, unless waived or extended in writing by the parties hereto. iMall shall have been furnished with a certificate, signed by a duly authorized executive officer of IMG and dated the Closing date, to the foregoing effect.

     7.2 Officers' Certificate. iMall shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of IMG, to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of IMG, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of IMG.

     7.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the final condition, business or operations of iMall, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of IMG, except as otherwise disclosed to iMall.

     7.4 Good Standing. iMall shall have received a Certificate of Good Standing from the State of Utah, dated within sixty (60) days prior to Closing, but in no event later than ten days subsequent to the execution hereof certifying that IMG is in good standing as a corporation in the State of Utah.

     7.5 Dissenters' Rights Waived. The Shareholders of IMG, and each of them, have agreed and hereby waive any dissenters' rights, if any, under the laws of the State of Utah in regards to any objection to this Plan as outlined herein and otherwise consent to and agree and authorize the execution and consummation of the within Plan in accordance to the terms and conditions of this Plan by the management of IMG.

     7.6 Other Items. iMall shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as iMall may reasonably request.

     7.7 Registration of IMG Shares. In connection with the exchange of iMall shares for IMG shares, iMall agrees, if practicable, and subject to the consent of an underwriter(s) in the event iMall undertakes to file a Registration Statement under the Securities Act of 1933, as amended, for the purpose of raising money from the public through the sale of its equity, to ensure that the iMall shares issued in connection with the within Plan will be included as part of a general Registration Statement and "piggy back" any such offering for the purpose of registering the same for sale by the Shareholders, as they may determine.

     7.8 Execution of Investment Letter. The Shareholders shall have executed and delivered copies of Exhibit B to iMall.

                            Section 8

                           Termination

     8.1 Termination by IMG or the Shareholders. This Plan may be terminated at any time prior to the Closing date by action of IMG or the Shareholders, if iMall shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations and warranties contained herein shall be inaccurate in any material respect.

     8.2 Termination by iMall. This Plan may be terminated at any time prior to the Closing date by action of iMall if IMG shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations or warranties contained herein shall be inaccurate in any material respect.

     8.3  Termination by Mutual Consent

          (a) This Plan may be terminated at any time prior to the Closing date by mutual consent of iMall, expressed by action of its Board of Directors, IMG or the Shareholders.

          (b) If this Plan is terminated pursuant to Section 8, this Plan shall be of no further force and effect and no obligation, right or liability shall arise hereunder. Each party shall bare its own costs in connection herewith.

                            Section 9

                   Shareholders' Representative

     The Shareholders hereby irrevocably designate and appoint Benjamin Hoskins as their agent and attorney in fact (the "Shareholders' Representative") with full power and authority until the Closing to execute, deliver and receive on their behalf all notices, requests and other communications hereunder; to fix and alter on their behalf the date, time and place of the Closing; to waive, amend or modify any provisions of this Plan and to take such other action on their behalf in connection with this Plan, the Closing and the transactions contemplated hereby as such agent deems appropriate; provided, however, that no such waiver, amendment or modification may be made if it would decrease the number of shares to be issued to the Shareholders under Section 1 hereof or increase the extent of their obligation to iMall hereunder, unless agreed in writing by the Shareholders.

                            Section 10

                        General Provisions

     10.1 Further Assurances. At any time, and from time to time, after the Closing date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of the Plan.

     10.2 Payments of Estimated Costs and Fees. iMall and IMG mutually determine and agree that IMG shall pay the estimated costs and fees incurred in connection with the execution and consummation of the Plan.

     10.3 Press Release and Shareholders' Communications. On the date of Closing, or as soon thereafter as practicable, IMG and the Shareholders shall cause to have promptly prepared and disseminated a news release concerning the execution and consummation of the Plan, such press release and communication to be released promptly and within the time required by the laws, rules and regulations as promulgated by the United States Securities and Exchange Commission, and concomitant therewith to cause to be prepared a full and complete letter to iMall's shareholders which shall contain information required by Regulation 240.14f-1 as promulgated under Section 14(f) as mandated under the Securities and Exchange Act of 1934, as amended.

     10.4 Notices. All notices and other communications required or permitted hereunder shall be sufficiently given if personally delivered, sent by registered mail, or certified mail, return receipt requested, postage prepaid, or by facsimile transmission addressed to the following parties hereto or at such other addresses as follows:

If to iMall:                iMall, Inc.
                            2285 South Mike Jense Circle
                            Provo, Utah 84601

With a copy to:             Daniel W. Jackson, Esq.
                            215 South State #1200
                            Salt Lake City, Utah 84111

If to IMG:                  Inter-Active Marketing Group, Inc.
                            870 East 9400 South, #205
                            Sandy, Utah 84094

If to the Shareholders:     Benjamin Hoskins
                            870 East 9400 South, #205
                            Sandy, Utah 84094

or at such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, sent by facsimile transmission, or telegraphed.

     10.5 Entire Agreement. This Plan represents the entire agreement between the parties relating to the subject matter hereof, including any previous letters of intent, understandings, or agreements between iMall, IMG and the Shareholders with respect to the subject matter hereof, all of which are hereby merged into this Plan, which alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. Excepting the foregoing agreement, there are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     10.6 Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Utah, except to the extent preempted by federal law, in which event (and to that extent only) federal law shall govern.

     10.7 Tax Treatment. The transaction contemplated by this Plan is intended to qualify as a "tax-free" reorganization under the provisions of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. IMG and iMall acknowledge, however, that each are being represented by their own tax advisors in connection with this transaction, and neither has made any representations or warranties to the other with respect to treatment of such transaction or any part or effect thereof under applicable tax laws, regulations or interpretations; and no attorney's opinion or tax revenue ruling has been obtained with respect to the tax consequences of the transactions contemplated by the within Plan.

     10.8 Attorney Fees. In the event that any party prevails in any action or suit to enforce this Plan, or secure relief from any default hereunder or breach hereof, the nonprevailing party or parties shall reimburse the prevailing party or parties for all costs, including reasonable attorney fees, incurred in connection therewith.

     10.9 Amendment of Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently or separately, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, therefore, or thereafter occurring or existing. Any time prior to the expiration of thirty
(30) days from the date hereof, this Plan may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Plan may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     10.10 Counterparts. This Plan may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instruments.

     10.11 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not effect in any way the meaning or interpretation of the Plan.

     10.12 Parties in Interest. Except as may be otherwise expressly provided herein, all terms and provisions of this Plan shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal and legal representatives, and assigns.

     IN WITNESS WHEREOF, the parties have executed this Plan and Agreement of Reorganization effective the day and year first set forth above.

                           iMall, INC.
Attest:
/s/ John Clayton           By /s/ Craig Pickering
----------------------        ---------------------
                                 Its President


                           INTER-ACTIVE MARKETING GROUP, INC.
Attest:
/s/ John Clayton
____________________       By /s/ Benjamin Hoskins
                            -------------------------
                                 Its President

                           SHAREHOLDERS:
Attest:
/s/ John Clayton           By /s/ Todd Hoskins
--------------------          -----------------------



Attest:
/s/ John Clayton          By: /s/ Benjamin Hoskins
_____________________        ______________________________________________

Attest:
/s/ John Clayton          By /s/ Brett Nielson
_____________________       ______________________________________________

Attest:

_____________________     By_________________________________________________